UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 15, 2012
(Date of earliest event reported)

BIORESTORATIVE THERAPIES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-54402	91-1835664
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

555 Heritage Drive, Jupiter, Florida	33458
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (561) 904-6070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 15, 2012, BioRestorative Therapies, Inc. (the “Company”) entered into an Assignment Agreement with the University of Utah Research Foundation (the “Foundation”) (the “Assignment Agreement”) and a Research Agreement with the University of Utah (the “University”) (the “Research Agreement”).

Pursuant to the Assignment Agreement, the Company acquired the rights to two patent applications that relate to human brown fat cell lines.  In consideration for the assignment, the Company paid the Foundation $15,000 and agreed to pay a royalty on the Patent Revenue (as defined in the Assignment Agreement).

Pursuant to the Research Agreement, in consideration of research relating to brown fat to be performed by the University, the Company has agreed to pay the University a fee at the rate of $500,000 per annum and a royalty on Net Sales (as defined in the Research Agreement).  The Research Agreement has a three year term, except that it is terminable earlier under certain circumstances.

Item 8.01.	Other Events.

On June 21, 2012, the Company issued a press release (the “Press Release”) announcing the Research Agreement.  A copy of the Press Release is furnished as Exhibit 99.1 hereto.

The information in the Press Release is being furnished, not filed, pursuant to this Item 8.01.  Accordingly, the information in the Press Release will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of the information in this Report is not intended to, and does not, constitute a determination or admission by the Company that the information in this Report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated June 21, 2012, issued by BioRestorative Therapies, Inc. with respect to the Research Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIORESTORATIVE THERAPIES, INC.

Dated: June 21, 2012	By:	/s/ Mark Weinreb
Mark Weinreb
Chief Executive Officer